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                                                                    EXHIBIT 10.8


                          FORM OF EMPLOYMENT AGREEMENT


[Name]

[Date]


Dear __________

Following our recent discussions, we have pleasure in offering you employment with The Associated Octel Company Limited. You will initially be employed as [Title] located at our Ellesmere Port Works, at a basic salary of (pound)_______ per annum.

As a Director on the Company's Executive Committee you will automatically qualify for the GLCC Corporate Bonus, currently with a target bonus of 35% and a maximum of 50%. You will be eligible for the GLCC Corporate Share Option scheme.

This offer of employment is subject to the completion of a medical examination and the receipt of two references, the results of which are satisfactory to us.

This offer assumes your acceptance of the Company's terms and conditions of employment, which, unless otherwise expressed in this letter, are as set out in
Part 1 of the enclosed copy of the Staff Handbook.

HOLIDAY ENTITLEMENT

You will be entitled to 30 days annual holiday in a full holiday year which runs from 1 March to 28 or 29 February. Your entitlement in the first year will depend on your start date.

BUPA MEMBERSHIP

You will be offered membership of the Company's BUPA Bulk Scheme for yourself and your wife on a non-contributory basis. The current taxable benefit arising from the Company's contribution is (pound)674 per annum. Membership can be extended to cover any unmarried children under 21 years of age, on a contributory basis, at the current monthly rate of (pound)14.04. The Scheme is renewable at 1 July 1997.

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HOLIDAY GIFT AND OVERSEAS TRAVEL ALLOWANCE

With reference to Sections 7 and 23 of the Staff Handbook respectively, please note that as a member of the Executive Committee you are not entitled to Holiday Gift or the Overseas Travel Allowances.

PENSION PLAN

The Company maintains a Pension Plan for the benefit of employees and you will be eligible to join. Further details of the Plan are contained in the enclosed copy of the Pension Plan Booklet.

COMPANY CAR

You will be provided with a fully funded Company car, typically a BMW 523 or equivalent. You may take a cash equivalent in lieu of a car. Further details will be furnished to you on joining the Company.

TERMINATION OF CONTRACT

Should you wish to terminate your employment you must give the Company six months notice. You will be entitled to receive twelve months notice from the Company to terminate your services. The Company notice period will not apply if your service is terminated as a result of gross misconduct.

CHANGE OF CONTROL PROTECTION

In the event of the takeover or fundamental restructuring of the Company which results in the loss of your current position, you will be entitled to receive compensation comprising two years' salary plus 25% for loss of bonus and (pound)30,000 for loss of benefits.

The above offer is also subject to your acceptance of certain employment policies of Great Lakes Chemical Corporation, copies of which are enclosed, viz:-

-        Great Lakes Chemical Corporation Anti-trust Policy.
         Please read the statement enclosed and by signing this letter you signify your acceptance of this policy.

-        Great Lakes Chemical Corporation Code of Ethical Conduct.


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-        Great Lakes Chemical Corporation Confidentiality Agreement. Please note that Articles 7 and 8 of this Agreement are replaced by the following new Article 7:-

         "this agreement shall be governed and construed in all respects in accordance with English Law and the parties hereby submit to the non-exclusive jurisdiction of the English courts".

Should you wish to accept our offer would you please sign your acceptance on the duplicate of this letter and EITHER the enclosed Pension Plan Membership Application Form OR Waiver Form, and one copy of each of the Great Lakes Chemical Corporation Code of Ethical Conduct and Confidentiality Agreement and return them to me.

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I apologise for the formality of this letter, but I am sure you understand the necessity. I would be grateful if you could send me the names of two references we can contact and also your earliest start date. If you have any queries, please give me a call.

Yours sincerely,



ALAN HANSLIP
DIRECTOR OF HUMAN RESOURCES



Signed: _________________________________________________   Dated: _____________

Enc.




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